Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 20, 2013, with respect to the consolidated financial statements of Spherix Incorporated as of December 31, 2012 and 2011 and for each of the two years in the period ended December 31, 2012 contained in this Registration Statement and Prospectus.  We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts”.

/s/ GRANT THORNTON LLP

McLean, Virginia
January 13, 2014